EXHIBIT 99.1

Cars.com Reports Second Quarter 2019 Results

Growth in Direct Marketplace Dealer Customers in both May and June

Double-Digit Audience Growth Continues, Driven by Organic Traffic Momentum

Full Conversion of Remaining Affiliate Markets Ahead of Schedule

2019 Outlook Revised

CHICAGO, August 5, 2019 – Cars.com Inc. (NYSE: CARS) (“Cars.com” or the “Company”), a leading digital marketplace and solutions provider for the automotive industry, today released its financial results for the quarter ended June 30, 2019.

Q2 Financial Highlights

•	Revenue of $148.2 million, down $20.3 million, or 12%, year-over-year
•	Net loss of ($6.0) million, or ($0.09) per diluted share, compared to net income of $12.7 million, or $0.18 per diluted share in the prior year
•	Adjusted net income of $20.0 million, or $0.30 per diluted share, compared to adjusted net income of $34.3 million, or $0.48 per diluted share, in the prior year
•	Adjusted EBITDA of $43.5 million, or 29% of revenue, down $13.8 million year-over-year
•	Net cash provided by operating activities of $50.8 million for the six months ended June 30, 2019, with free cash flow of $41.4 million

Q2 Key Metrics and Highlights

•	Average monthly unique visitors of 21.6 million, up 13% year-over-year
•	Traffic (visits) of 130.6 million, up 16% year-over-year
•	Continued strength in SEO, which was up 51% year-over-year
•	Mobile traffic was 71% of total traffic, compared to 67% in the second quarter of 2018
•	Dealer customers of 18,891 as of June 30, 2019, compared with 19,300 as of March 31, 2019, due to softness in April; direct marketplace dealer customers grew in May and June
•

Direct monthly average revenue per dealer (“ARPD”) was $2,052, down 2% year-over-year excluding revenue from dealer websites and related digital solutions from Dealer Inspire; when revenue from dealer websites and related digital solutions is included, ARPD was $2,163 for the second quarter of 2019.

Operational Highlights

•	Negotiated agreements to fully convert affiliate markets one year ahead of schedule. All dealer customers served by the Cars.com direct sales force by the fourth quarter of 2019:
o	Gannett, TEGNA and Belo markets convert by the start of the fourth quarter
o

Approximately $9 million of revenue is anticipated from these conversions with a modestly negative impact on cash flow expected in 2019, due to the incremental sales positions and payments required to accelerate the conversions

•	Execution of sales strategy generating positive results on dealer count:
o	Direct dealers added in May were at their highest since June 2018
o	Direct dealer cancellations improved sequentially throughout the second quarter with June representing the lowest of the previous 13 months
•	Strong Dealer Inspire revenue growth of 31% year-over-year

“Our strategy is yielding results across multiple metrics including sustained growth in overall site traffic, SEO traffic, leads and important dealer metrics which reinforce confidence in our strategic priorities, execution and vision. While many trends are positive, continued reductions in OEM advertising and delayed OEM certifications that facilitate sales to thousands of franchise dealers on a preferred basis, have impacted our 2019 outlook,” said Alex Vetter, President and Chief Executive Officer of Cars.com. “We have taken action to convert the remaining affiliate markets one year ahead of schedule, which will benefit revenue in 2019. We are focused on executing our strategy to return to revenue growth and achieve double-digit Adjusted EBITDA growth in 2020.”

Financial Results

Revenue for the second quarter of 2019 was $148.2 million, compared to $168.5 million in the prior year period. This reduction was primarily due to a decline in dealer count and a $7.9 million decline in National advertising resulting from a reduction in upfront commitments for 2019 and lower close rates from OEMs. These declines were offset in part by Dealer Inspire revenue growth, as well as the full quarter impact of uplift from affiliate conversions.

Total operating expenses for the second quarter of 2019 were $147.2 million, compared to $144.0 million for the prior year period. This increase was driven by a $6.1 million increase in non-recurring costs and a $3.0 million increase in depreciation and amortization, partially offset by operational efficiencies in product, technology and sales.

Net loss for the second quarter of 2019 was ($6.0) million, or ($0.09) per diluted share, compared to net income of $12.7 million, or $0.18 per diluted share, in the second quarter of 2018. Adjusted net income for the second quarter of 2019 was $20.0 million, or $0.30 per diluted share, compared to $34.3 million, or $0.48 per diluted share, in the second quarter of 2018.

Adjusted EBITDA for the second quarter of 2019 was $43.5 million, or 29% of revenue, compared to $57.3 million, or 34% of revenue, for the prior year period.

For the second quarter, average monthly unique visitor count grew 13% year-over-year, and total traffic grew 16% year-over-year supported by investments in product and marketing and sustained growth in SEO. Mobile traffic grew 23% year-over-year and accounted for 71% of total traffic compared to 67% in the prior year.

Dealer customers were 18,891 as of June 30, 2019, a decline of 2% compared to 19,300 dealer customers as of March 31, 2019. Direct dealer customers decreased by 307, primarily resulting from softness in April. Direct marketplace dealer customers grew modestly in May and June.

ARPD was $2,163 in the second quarter of 2019. ARPD excluding revenue from dealer websites and related digital solutions from Dealer Inspire was $2,052, down 2% year-over-year.

“We are on track to deliver more than $30 million of annualized cost efficiencies, driven largely by our sales and technology transformation initiatives,” said Becky Sheehan, Chief Financial Officer of Cars.com. “Our team is focused on the launch and execution of several additional cost reduction actions and driving even further operational efficiencies.”

Cash Flow and Balance Sheet

Net cash provided by operating activities for the six-month period ended June 30, 2019 was $50.8 million, compared to $70.6 million in the prior year. Free cash flow for the six-month period ended June 30, 2019 was $41.4 million, compared to $64.2 million in the same period last year. Cash flow was impacted in both periods by payments associated with the early conversion of affiliate markets.

Cash and cash equivalents was $9.5 million and debt outstanding was $680.0 million as of June 30, 2019. During the six-month period, the Company paid down $16.3 million of indebtedness. Net leverage at June 30, 2019 was 3.25x, calculated in accordance with the Company's credit agreement.

Outlook

The Company anticipates 2019 revenue declines between 6% and 9%, with Adjusted EBITDA margin between 27% and 29%. This outlook includes the conversion of all remaining affiliate markets by October 1, 2019.

2019 Annual Meeting of Stockholders

The Company’s 2019 Annual Meeting of Stockholders will be held at 9:00 a.m. Central Time on October 30, 2019. The location of the 2019 Annual Meeting will be specified in the Company’s proxy statement for the 2019 Annual Meeting. The nomination deadline and the deadline for submission of shareholder proposals for inclusion in the Company’ proxy materials for the 2019 Annual Meeting have been set as 5:00 p.m. Central Time on August 15, 2019.

Q2 Earnings Call

As previously announced, management will hold a conference call and webcast today at 9:00 a.m. Central Time. This webcast may be accessed at investor.cars.com. A replay of the webcast and the slideshow will be available at this website following the conclusion of the call until August 19, 2019.

About Cars.com

Cars.com is a leading digital marketplace and solutions provider for the automotive industry that connects car shoppers with sellers. Launched in 1998 and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, Cars.com enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share. In 2018, Cars.com acquired Dealer Inspire®, an innovative technology company building solutions that future-proof dealerships with more efficient operations, a faster and easier car buying process, and connected digital experiences that sell and service more vehicles.

Cars.com properties include DealerRater®, Dealer Inspire®, Auto.com™, PickupTrucks.com® and NewCars.com®. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted share and free cash flow. These are not financial measures as defined by GAAP. These financial measures are presented as supplemental measures of operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, we use adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by our lenders, securities analysts, investors and other interested parties to evaluate companies in our industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see “Non-GAAP Reconciliations” below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines adjusted EBITDA as net income (loss) before (1) interest expense (income), net, (2) income tax expense (benefit), (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, plus (6) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of adjusted EBITDA.

The Company defines adjusted net income as net income (loss) excluding the after-tax impact of (1) amortization of intangible assets, (2) stock-based compensation expense, and (3) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of adjusted net income.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation and other incremental costs associated with integration projects.

The Company defines free cash flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

Key Metric Definitions

Traffic (Visits). Traffic is critical to our business. Traffic to the Cars.com network of websites and mobile apps provides value to our advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, we monitor activity on our properties, allowing us to innovate and refine our consumer-facing offerings. Traffic is defined as the number of visits to Cars.com desktop and mobile properties (responsive sites and mobile apps), using Adobe Analytics. Visits refers to the number of times visitors accessed Cars.com properties during the period, no matter how many visitors make up those visits. Traffic provides an indication of our consumer reach. Although our consumer reach does not directly result in revenue, we believe our ability to reach in-market car shoppers is attractive to our dealers and national advertisers.

Average Monthly Unique Visitors (“UVs”). Growth in unique visitors and consumer traffic to our network of websites and mobile apps increases the number of impressions, clicks, leads and other events we can monetize to generate revenue. We define UVs in a given month as the number of distinct visitors that engage with our platform during that month. Visitors are identified when a user first visits an individual Cars.com property on an individual device/browser combination or installs one of our mobile apps on an individual device. If an individual accesses more than one of our web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts towards the number of UVs. We measure UVs using Adobe Analytics.

Dealer Customers. Dealer Customers represent dealerships using our products as of the end of each reporting period. Each dealership location is counted separately, whether it is a single-location proprietorship or part of a large consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Beginning June 30, 2018, this key operating metric includes Dealer Inspire customers.

Average Revenue Per Dealer (“ARPD”). We believe that our ability to grow ARPD is an indicator of the value proposition of our products. We define ARPD as Direct retail revenue during the period divided by the average number of direct Dealer Customers during the same period. Beginning the first quarter of 2019, this key operating metric includes dealer websites and related digital solutions. ARPD prior to the first quarter of 2019 has not been recast to include Dealer Inspire as it would be impracticable to do so.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning our business strategies, strategic alternatives review process, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, liquidity and other matters and involve known and unknown risks that are difficult to predict. As a result, our actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. These statements often include words such as "believe," "expect," "project," "anticipate," "intend," “strategy,” "plan," "estimate," "target," "seek," "will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we think are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and we believe these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. Our actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see “Part I, Item 1A., Risk Factors” and “Part II, Item 7., Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018, our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and our other filings with the Securities and Exchange Commission available on our website at investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risk and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this press release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Cars.com Media Contact:

Marita Thomas

312-601-5692

mthomas@cars.com

Cars.com Investor Relations Contact:

Jandy Tomy

312-601-5115

ir@cars.com

[Source: Cars.com Inc]

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Cars.com Inc.
Consolidated Statements of (Loss) Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Direct	$111,190	$115,533	$226,284	$217,011
National advertising	19,296	27,230	39,591	54,048
Other	3,624	4,095	7,573	8,142
Retail	134,110	146,858	273,448	279,201
Wholesale	14,097	21,654	28,957	49,268
Total revenue	148,207	168,512	302,405	328,469
Operating expenses:
Cost of revenue and operations	24,319	22,500	49,898	40,485
Product and technology	15,339	17,691	33,202	35,599
Marketing and sales	53,740	58,936	114,083	124,343
General and administrative	21,963	14,303	45,851	38,573
Affiliate revenue share	2,176	3,813	4,630	7,096
Depreciation and amortization	29,666	26,712	57,791	50,650
Total operating expenses	147,203	143,955	305,455	296,746
Operating income (loss)	1,004	24,557	(3,050)	31,723
Nonoperating (expense) income:
Interest expense, net	(7,711)	(7,343)	(15,277)	(13,300)
Other income, net	9	27	128	11
Total nonoperating expense, net	(7,702)	(7,316)	(15,149)	(13,289)
(Loss) income before income taxes	(6,698)	17,241	(18,199)	18,434
Income tax (benefit) expense	(672)	4,515	(3,142)	4,779
Net (loss) income	$(6,026)	$12,726	$(15,057)	$13,655
Weighted-average common shares outstanding:
Basic	66,779	71,119	67,181	71,531
Diluted	66,779	71,330	67,181	71,721
(Loss) earnings per share:
Basic	$(0.09)	$0.18	$(0.22)	$0.19
Diluted	(0.09)	0.18	(0.22)	0.19

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,539	$25,463
Accounts receivable, net	95,197	108,921
Prepaid expenses	7,916	9,264
Other current assets	192	10,289
Total current assets	112,844	153,937
Property and equipment, net	40,981	41,482
Goodwill	885,049	884,449
Intangible assets, net	1,461,697	1,510,410
Investments and other assets	26,821	10,271
Total assets	$2,527,392	$2,600,549
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$13,466	$11,631
Accrued compensation	10,590	16,821
Unfavorable contracts liability	6,285	18,885
Current portion of long-term debt	32,495	26,853
Other accrued liabilities	49,682	36,520
Total current liabilities	112,518	110,710
Noncurrent liabilities:
Long-term debt	644,046	665,306
Deferred tax liability	159,656	177,916
Other noncurrent liabilities	42,024	19,694
Total noncurrent liabilities	845,726	862,916
Total liabilities	958,244	973,626
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 66,672 and 68,262 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	667	683
Additional paid-in capital	1,513,852	1,508,001
Retained earnings	63,200	118,239
Accumulated other comprehensive loss	(8,571)	—
Total stockholders' equity	1,569,148	1,626,923
Total liabilities and stockholders' equity	$2,527,392	$2,600,549

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(15,057)	$13,655
Adjustments to reconcile Net (loss) income to Net cash provided by operating activities:
Depreciation	9,078	5,903
Amortization of intangible assets	48,713	44,747
Amortization of unfavorable contracts liability	(12,600)	(12,600)
Stock-based compensation expense	6,329	4,476
Deferred income taxes	(18,260)	3,145
Provision for doubtful accounts	2,165	2,164
Amortization of debt issuance costs	632	643
Other, net	495	500
Changes in operating assets and liabilities:
Accounts receivable	11,559	4,934
Prepaid expenses	1,348	(2,044)
Other current assets	10,225	(545)
Other assets	(16,550)	614
Accounts payable	1,909	(1,541)
Accrued compensation	(6,231)	(1,792)
Other accrued liabilities	10,301	10,088
Other noncurrent liabilities	16,699	(1,723)
Net cash provided by operating activities	50,755	70,624
Cash flows from investing activities:
Purchase of property and equipment	(9,354)	(6,417)
Payment for Acquisition, net	—	(156,968)
Other, net	(599)	—
Net cash used in investing activities	(9,953)	(163,385)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	10,000	190,000
Payments of long-term debt	(26,250)	(46,250)
Stock-based compensation plans, net	(295)	(475)
Repurchases of common stock	(40,000)	(50,000)
Transactions with TEGNA, net	(181)	(2,683)
Net cash (used in) provided by financing activities	(56,726)	90,592
Net decrease in cash and cash equivalents	(15,924)	(2,169)
Cash and cash equivalents at beginning of period	25,463	20,563
Cash and cash equivalents at end of period	$9,539	$18,394
Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$53	$293
Cash paid for interest	14,916	12,487

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Reconciliation of Net (loss) income to Adjusted EBITDA

Net (loss) income	$(6,026)	$12,726	$(15,057)	$13,655
Interest expense, net	7,711	7,343	15,277	13,300
Income tax (benefit) expense	(672)	4,515	(3,142)	4,779
Depreciation and amortization	29,666	26,712	57,791	50,650
Stock-based compensation expense	3,465	2,876	6,564	4,476
Costs associated with the stockholder activist campaign	5,225	1,112	7,920	4,897
Severance, transformation and other exit costs	1,058	590	7,511	1,097
Transaction-related costs	2,579	1,026	4,623	11,133
Write-off of long-lived assets and other	529	401	640	361
Adjusted EBITDA*	$43,535	$57,301	$82,127	$104,348

Reconciliation of Net (loss) income to Adjusted net income

Net (loss) income	$(6,026)	$12,726	$(15,057)	$13,655
Amortization of intangible assets	24,621	23,570	48,713	44,747
Stock-based compensation expense	3,465	2,876	6,564	4,476
Costs associated with the stockholder activist campaign	5,225	1,112	7,920	4,897
Severance, transformation and other exit costs	1,058	590	7,511	1,097
Transaction-related costs	2,579	1,026	4,623	11,133
Write-off of long-lived assets and other	529	401	640	361
Tax impact of adjustments	(11,501)	(8,020)	(20,218)	(17,625)
Adjusted net income*	$19,950	$34,281	$40,696	$62,741
Adjusted net income per share, diluted	$0.30	$0.48	$0.60	$0.87
Weighted-average common shares outstanding, diluted**	67,007	71,330	67,628	71,721

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$12,366	$43,963	$50,755	$70,624
Purchase of property and equipment	(5,991)	(3,904)	(9,354)	(6,417)
Free cash flow	$6,375	$40,059	$41,401	$64,207

* Amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA or Adjusted net income.
** Weighted-average common shares outstanding, diluted, includes shares excluded from GAAP loss per share due to the net loss position for the three and six months ended June 30, 2019.
** Weighted-average common shares outstanding, diluted, includes shares excluded from GAAP loss per share due to the net loss position for the three and six months ended June 30, 2019.

Cars.com Inc.
Supplemental Information
(In thousands)
(Unaudited)

Expense category for the Three Months Ended June 30, 2019:
	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$24,319	$—	$(80)	$24,239
Product and technology	15,339	—	(788)	14,551
Marketing and sales	53,740	—	(553)	53,187
General and administrative	21,963	(9,391)	(2,044)	10,528
Affiliate revenue share	2,176	—	—	2,176
Depreciation and amortization	29,666	—	—	29,666
Total operating expenses	$147,203	$(9,391)	$(3,465)	$134,347

(1) Includes costs associated with the stockholder activist campaign, transaction-related costs, severance, transformation and other exit costs, write-off of long-lived assets and other.

Expense category for the Three Months Ended June 30, 2018:
	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$22,500	$—	$(73)	$22,427
Product and technology	17,691	—	(550)	17,141
Marketing and sales	58,936	—	(471)	58,465
General and administrative	14,303	(3,129)	(1,782)	9,392
Affiliate revenue share	3,813	—	—	3,813
Depreciation and amortization	26,712	—	—	26,712
Total operating expenses	$143,955	$(3,129)	$(2,876)	$137,950

(1) Includes costs associated with the stockholder activist campaign, transaction-related costs, severance, transformation and other exit costs, write-off of long-lived assets and other.

Expense category for the Six Months Ended June 30, 2019:
	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$49,898	$—	$(147)	$49,751
Product and technology	33,202	—	(1,551)	31,651
Marketing and sales	114,083	—	(998)	113,085
General and administrative	45,851	(20,694)	(3,868)	21,289
Affiliate revenue share	4,630	—	—	4,630
Depreciation and amortization	57,791	—	—	57,791
Total operating expenses	$305,455	$(20,694)	$(6,564)	$278,197

(1) Includes costs associated with the stockholder activist campaign, severance, transformation and other exit costs, transaction-related costs, write-off of long-lived assets and other.

Expense category for the Six Months Ended June 30, 2018:
	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$40,485	$—	$(99)	$40,386
Product and technology	35,599	—	(815)	34,784
Marketing and sales	124,343	—	(768)	123,575
General and administrative	38,573	(17,488)	(2,794)	18,291
Affiliate revenue share	7,096	—	—	7,096
Depreciation and amortization	50,650	—	—	50,650
Total operating expenses	$296,746	$(17,488)	$(4,476)	$274,782

(1) Includes transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs, write-off of long-lived assets and other.